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             NUVEEN CALIFORNIA DIVIDEND ADVANTAGE MUNICIPAL FUND 2

                            Subscription Agreement
                            ----------------------

     This Agreement made this 5/th/ day of March, 2001 by and between Nuveen California Dividend Advantage Municipal Fund 2, a Massachusetts business trust (the "Fund"), and Nuveen Advisory Corp., a Delaware corporation (the "Subscriber");

                                  WITNESSETH:

     WHEREAS, the Fund has been formed for the purposes of carrying on business as a closed-end non-diversified management investment company; and

     WHEREAS, the Subscriber has been selected by the Fund's Board of Trustees to serve as investment adviser to the Fund; and

     WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Fund wishes to sell to the Subscriber, 7,000 common shares for a purchase price of $14.325 per share;

     NOW THEREFORE, IT IS AGREED:

     1. The Subscriber subscribes for and agrees to purchase from the Fund 7,000 common shares for a purchase price of $14.325 per share. Subscriber agrees to make payment for these shares at such time as demand for payment may be made by an officer of the Fund.

     2. The Fund agrees to issue and sell said shares to Subscriber promptly upon its receipt of the purchase price.

     3. To induce the Fund to accept its subscription and issue the shares subscribed for, the Subscriber represents that it is informed as follows:

          (a) That the shares being subscribed for have not been and will not be registered under the Securities Act of l933 ("Securities Act");

          (b) That the shares will be sold by the Fund in reliance on an exemption from the registration requirements of the Securities Act;

          (c) That the Fund's reliance upon an exemption from the registration requirements of the Securities Act is predicated in part on the representations and agreements contained in this Subscription Agreement;

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          (d) That when issued, the shares will be "restricted securities" as defined in paragraph (a)(3) of Rule l44 of the General Rules and Regulations under the Securities Act ("Rule l44") and cannot be sold or transferred by Subscriber unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available;

          (e) That there do not appear to be any exemptions from the registration provisions of the Securities Act available to the Subscriber for resale of the shares. In the future, certain exemptions may possibly become available, including an exemption for limited sales including an exemption for limited sales in accordance with the conditions of Rule l44.

The Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put it on notice as to restrictions on the transferability of the shares.

     4. To further induce the Fund to accept its subscription and issue the shares subscribed for, the Subscriber:

          (a) Represents and warrants that the shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof; and

          (b) Agrees that any certificates representing the shares subscribed for may bear a legend substantially in the following form:

         The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of l933 or any other federal or state securities law. These shares may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available.

     5. This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto.

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     6. The Fund's Declaration of Trust is on file with the Secretary of the
Commonwealth of Massachusetts. This Agreement is executed on behalf of the Fund by the Fund's officers as officers and not individually and the obligations imposed upon the Fund by this Agreement are not binding upon any of the Fund's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

  IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.


NUVEEN CALIFORNIA DIVIDEND
ADVANTAGE MUNICIPAL FUND 2



By: /s/ Gifford R. Zimmerman
   -------------------------------
   Gifford R. Zimmerman

NUVEEN ADVISORY CORP.


By: /s/ William M. Fitzgerald
   -------------------------------
   William M. Fitzgerald